SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 4, 2003

WD-40 COMPANY

(Exact Name of Registrant as specified in its charter)

Delaware	0-6936-3	95-1797918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1061 Cudahy Place, San Diego, California	92110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 275-1400

No Changes to name or address.

(Former name or former address, if changed since last report)

ITEM 5.	Other Events and Regulation FD Disclosure.

On September 10, 2003, a legal action was filed against the registrant in the Superior Court of California, County of Alameda, by Patricia Brown on behalf of the general public, to seek a remedy for alleged violation of California Business and Professions Code sections 17200, et seq., and 17500 (the “Alameda Action”). The complaint alleges that the registrant has misrepresented that its 2000 Flushes Bleach, 2000 Flushes Blue Plus Bleach and X-14 Anti-Bacterial automatic toilet bowl cleaners (“ATBCs”) are safe for plumbing systems and that the registrant has unlawfully omitted to advise consumers regarding the allegedly damaging effect the use of the ATBCs has on toilet parts made of plastic and rubber. The complaint seeks to remedy such allegedly wrongful conduct: (i) by enjoining the registrant from making the allegedly untrue representations and to require the registrant to engage in a corrective advertising campaign and to order the return, replacement and/or refund of all monies paid for such ATBCs; (ii) by requiring the registrant to identify all consumers who have purchased the ATBCs and to return money as may be ordered by the court; and (iii) by the granting of other equitable relief, interest, attorneys’ fees and costs. The registrant has not been served with a summons and copy of the complaint and has not had an opportunity to review the complaint with counsel.

The registrant is further advised of the filing of another complaint against the registrant in the Superior Court of California, County of San Diego, by Genevieve Valentine (the “San Diego Action”). While the registrant is aware of the filing of this complaint, the registrant has not been served with legal process and has not seen a copy of the filing, but has received a “courtesy” copy of a complaint from the plaintiff’s attorneys. The registrant understands that the complaint, believed to have been filed on September 4, 2003 by the same law firms that filed the Alameda Action, is brought as a consumer class action on the same or similar grounds as alleged in the Alameda Action and seeks substantially similar relief on behalf of the purported class of similarly situated plaintiffs. The registrant anticipates they will attempt to amend the complaint to seek disgorgement.

The registrant believes that the foregoing actions are without merit and that class certification should be denied.

ITEM 12.	Results of Operations and Financial Condition

On September 24, 2003, the WD-40 Company (“the Company”) issued a news release with respect to earnings for the quarter and year ended August 31, 2003. The Company is furnishing this 8-K pursuant to Item 12, “Results of Operations and Financial Condition”.

Exhibit #	Description

99.1	News Release by the WD-40 Company dated September 24, 2003.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WD-40 COMPANY (Registrant)

Date: September 26, 2003	/s/ MICHAEL J. IRWIN
Michael J. Irwin Executive Vice President and Chief Financial Officer (Principal Financial Officer)